OFFICE OF THE SECRETARY OF STATE

STATE OF OKLAHOMA

CERTIFICATE
OF
LIMITED LIABILITY COMPANY

WHEREAS, *the Articles of Organization of*

THE ENDURACOIN FOUNDATION, LLC

an Oklahoma limited liability company has been filed in the office of the Secretary of State as provided by the laws of the State of Oklahoma.

NOW THEREFORE, I, *the undersigned, Secretary of State of the State of Oklahoma, by virtue of the powers vested in me by law, do hereby issue this certificate evidencing such filing.*

IN TESTIMONY WHEREOF, I *hereunto set my hand and cause to be affixed the Great Seal of the State of Oklahoma.*

GREAT SEAL OF THE STATE OF OKLAHOMA 1907

Filed in the city of Oklahoma City this 9th day of January, 2023.

[signature]

Secretary of State